SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                                   FORM 12b-25

                           Notification of Late Filing

                                           Commission File Number   0-2642
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     (Check one):        [X] Form 10-K and Form 10-KSB     Form 11-K
       Form 20-F           Form 10-Q and Form 10-QSB     Form N-SAR

     For period ended              December 31, 1995
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[] Transition Report on Form 10-K and Form 10-KSB
[] Transition Report on Form 20-F
[] Transition Report on Form 11-K
[] Transition Report on Form 10-Q and Form 10-QSB
[] Transition Report on Form N-SAR

     For the transition period ended
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     Read Attached Instruction Sheet Before Preparing Form. Please Print or Type.

     Nothing in this form shall be construed to imply that the Commission has verified any information contained herein.

     If the notification relates to a portion of the filing checked above,
identify the item(s) to which the notification relates:         Part III
                                                         -----------------

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                                     PART I
                             REGISTRANT INFORMATION

     Full name of registrant       DE TOMASO INDUSTRIES, INC.
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     Former name if applicable

                   P.O. Box 856, 107 Monmouth Street
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            Address of principal executive office (Street and Number)


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     City, State and Zip Code        Red Bank, NJ 07701
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                                     PART II
                             RULE 12b-25(b) AND (c)


     If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check appropriate box.)

     [ ] (a) The reasons described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense;

     [X] (b) The subject annual report, semi-annual report, transition report on Forms 10-K, 10-KSB, 20-F, 11-K or Form N-SAR, or portion thereof will be filed on or before the 15th calendar day following the prescribed due date; or the subject quarterly report or transition report on Form 10-Q, 10-QSB, or portion thereof will be filed on or before the fifth calendar day following the prescribed due date; and

     [ ] (c) The accountant's statement or other exhibit required by Rule 12b-25(c) has been attached if applicable.


                                    PART III
                                    NARRATIVE


     State below in reasonable detail the reasons why Forms 10-K, 10-KSB, 11-K, 20-F, 10-Q, 10-QSB, N-SAR or the transition report portion thereof could not be filed within the prescribed time period. (Attach extra sheets if needed.)

     The Company personnel and resources devoted to completing the preparation of the audited financial statements required for filing with the Annual Report for 1995 on Form 10-K were temporarily made unavailable for the task of compiling and preparing Part III thereof.



                                     12b25-2

                                     PART IV
                                OTHER INFORMATION

     (1) Name and telephone number of person to contact in regard to this notification.

          Howard E. Chase                            212      735-8679
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          (Name)                                (Area Code)  (Telephone Number)

     (2) Have all other periodic reports required under Section 13 or 15(d) or the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed? If the answer is no, identify report(s).

                                                                  [X] Yes [ ] No

     (3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof?

                                                                  [ ] Yes [X] No

     If so: attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.


                           DE TOMASO INDUSTRIES, INC.

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                  (Name of Registrant as Specified in Charter)


     Has caused this notification to be signed on its behalf by the undersigned thereunto duly authorized.

Date      April 30, 1996           By    s/ Howard E. Chase
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                                        Howard E. Chase,
                                        President and Chief Executive Officer




                                     12b25-3

          Instruction. The form may be signed by an executive officer of the registrant or by any other duly authorized representative. The name and title of the person signing the form shall be typed or printed beneath the signature. If the statement is signed on behalf of the registrant by an authorized representative (other than an executive officer), evidence of the representative's authority to sign on behalf of the registrant shall be filed with the form.



                                    ATTENTION


     Intentional misstatements or omissions of fact constitute Federal criminal violations (see 18 U.S.C. 1001).





                                     12b25-4